AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT

     PEABODYS COFFEE, INC., a Nevada corporation ("Peabodys"), and ARROSTO COFFEE COMPANY, LLC, a California limited liability Company ("Arrosto"), effective as of September 1, 2000, agree as follows:

1. BACKGROUND AND PURPOSE. The parties have entered into an Asset Purchase Agreement, dated June 19, 2000 ("Asset Purchase Agreement"). The parties now desire to amend the Asset Purchase Agreement as set forth below. Except as otherwise set forth or as otherwise required by context, capitalized terms shall have the meanings set forth in the Asset Purchase Agreement.

2. AMENDMENT. The following sections are amended as set forth below. Any provision of the Asset Purchase Agreement which is not amended hereby shall remain in full force and effect as set forth in the Asset Purchase Agreement.

     (a)  Section 3.2 shall be amended to read as follows:

          3.2. PURCHASE OF SHARES. As further inducement for Peabodys to enter into this Agreement, Arrosto, or other parties as designated by Arrosto, and Peabodys shall enter into a subscription agreement, substantially in the form attached hereto as Exhibit A ("Subscription Agreement"), as amended, pursuant to which Arrosto (or its assignees) shall purchase from Peabodys, and Peabodys shall issue to Arrosto (or its assignees), Five Hundred and Fifty Thousand (550,000) shares of Peabodys' common stock ("Shares"). The Shares shall be purchased for Twenty Cents ($0.20) per Share, for a total purchase price of One Hundred and Ten Thousand Dollars ($110,000.00).

     (b)  Section 9.1(c) shall be amended to read as follows:

          9.1. ARROSTO'S OBLIGATIONS AT CLOSING. At the closing, Arrosto shall deliver or cause to be delivered to Peabodys: . . .

               (c)  Arrosto or its  assigns  shall  deliver  One Hundred and Ten
          Thousand Dollars ($110,000.00) as consideration for the Shares described in Section 3.2, to be wire transferred into an account designated by Peabodys, in accordance with instructions to be supplied by Peabodys, all in accordance with the Subscription Agreement.

     (c)  Section 9.2(a) shall be amended to read as follows:

          9.2. PEABODYS' OBLIGATIONS AT CLOSING. At the Closing or as soon as practicable thereafter, Peabodys shall deliver the following:

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               (a)  A share  certificate(s)  representing  the Five  Hundred and
          Fifty Thousand (550,000) Shares made in the name of Arrosto (or its assignees) which shall be delivered to Arrosto (or its assignees) in connection with the Subscription Agreement(s).

                                        ARROSTO COFFEE COMPANY, LLC,
                                        A California Limited Liability Company

                                        By:_____________________________________
                                               (Joe Konis, Member/Manager)


                                        PEABODYS COFFEE, INC.
                                        a Nevada Corporation

                                        By:_____________________________________
                                               (Todd N.Tkachuk, President)

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